Exhibit 10.1

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

AMONG

FG NEW AMERICA ACQUISITION CORP.

OPPORTUNITY FINANCIAL, LLC

AND

THE PERSONS NAMED HEREIN

DATED AS OF JULY 20, 2021

Exhibit A—Form of Joinder

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of July 20, 2021, by and among FG New America Acquisition Corp., a Delaware corporation, (the “Corporate Taxpayer”), Opportunity Financial, LLC, a Delaware limited liability company (“OpCo”), and each of the members of OpCo listed on Schedule 1 hereto (each such member, a “TRA Party” and together the “TRA Parties”), Todd Schwartz, in his capacity as the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement. Capitalized terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Class A Common Units in OpCo, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer, OpCo and Todd Schwartz, in his capacity as the Members’ Representative, entered into a Business Combination Agreement, dated February 9, 2021 (as amended, modified or supplemented from time to time in accordance with such agreement, the “Business Combination Agreement”), pursuant to which OpCo will issue Closing Company Units to the Corporate Taxpayer in exchange for the Corporate Taxpayer’s contribution to OpCo of the Cash Consideration and shares of Buyer Class V Voting Stock (the transactions described above being the “Purchase”), with the Purchase, together with certain rights provided under this TRA Agreement, being treated as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Corporate Taxpayer will become the sole managing member of, and will hold equity interests in, OpCo;

WHEREAS, each Class A Common Unit held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one (1) share of Buyer Class V Voting Stock, for one (1) share of Buyer Class A Common Stock or for cash in accordance with and subject to the conditions and limitations in the Limited Liability Company Agreement;

WHEREAS, OpCo and each direct or indirect Subsidiary of OpCo treated as a partnership for U.S. federal income tax purposes has and will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of the Closing (including the Purchase) and future Exchanges, the income, gain, loss, deduction, expense and other tax items of the Corporate Taxpayer and its Subsidiaries may be affected by (i) Basis Adjustments and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Covered Taxes of or with respect to the Corporate Taxpayer and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the net taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year; provided that, for the avoidance of doubt, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (B), attributable to the Corporate Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, or RSM US LLP, or, if mutually agreed in writing by the Corporate Taxpayer and the TRA Party Representative, another accounting firm that is nationally recognized as being expert in U.S. federal, state and local income tax matters.

“Advisory Firm Letter” means a letter prepared by the Advisory Firm (at the expense of OpCo) that prepared the relevant Schedules, notices, or other information to be provided by the Corporate Taxpayer to the TRA Parties stating that such Schedules, notices, or other information, along with all supporting schedules and work papers prepared by such Advisory Firm in connection with such Schedules, notices, or other information, were prepared in a manner that is consistent with the terms of this TRA Agreement and, to the extent not expressly provided in this TRA Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered to the TRA Parties.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo or any of their respective Subsidiaries.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Purchase Basis Adjustments relating to the Class A Common Units Purchased from such TRA Party, determined based on the number of Class A Common Units held by such TRA Party as of immediately following the Closing;

(ii) any Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Partner and are Attributable to each Exchanging Partner in an amount equal to the total Exchange Basis Adjustments relating to such Class A Common Units Exchanged by such Exchanging Partner; and

(iii) any deduction to the Corporate Taxpayer, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to tax thereon).

“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.

“Basis Schedule” has the meaning set forth in Section 2.1.

“BBA Rules” has the meaning set forth in the Limited Liability Company Agreement.

“Blended Rate” means, with respect to any Taxable Year, the sum of (x) the product of (i) the actual U.S. federal income tax rate applicable to the Corporate Taxpayer for such Taxable Year and (ii) 100% minus the rate computed under clause (y) of this definition and (y) the actual rates of tax imposed on the net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the actual rate in any U.S. state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the actual applicable corporate income tax rate in such jurisdiction in such Taxable Year; it being understood that the sum of the apportionment factors applicable to all such jurisdictions may exceed 100%. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the actual applicable corporate income tax rates in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is 25.7795%, equal to the sum of (A) 19.7295%, which is the product of 21% (assuming 21% is the relevant U.S. federal income tax rate) and 93.95% (100% minus 6.05%) and (B) 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday, or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Change of Control” shall have occurred upon the earlier of (i) a direct or indirect sale, transfer, or other disposition of all or substantially all of the assets of the Corporate Taxpayer (taken as a whole) in any transaction or series of related transactions to a “person” or a “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party, other than such sale, transfer or other disposition by the Corporate Taxpayer of all or substantially all of its assets to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale, transfer or other disposition; (ii) any merger, consolidation, or reorganization of the Corporate Taxpayer or OpCo with another entity, except for a merger, consolidation, or reorganization in which, after giving effect to such merger, consolidation, or reorganization, the holders of the Corporate Taxpayer’s or OpCo’s outstanding voting securities (on a fully-diluted basis) immediately prior to the merger, consolidation, or reorganization will own, directly or indirectly, immediately following the merger, consolidation, or reorganization, a majority of the voting securities (on a fully diluted basis) of the Corporate Taxpayer, OpCo, or the entity into which the Corporate Taxpayer or OpCo merged, consolidated, or reorganized with; (iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer, other than such a liquidation or dissolution pursuant to which substantially all of the assets of the Corporate Taxpayer are transferred to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such liquidation or dissolution; or (iv) any sale or transfer or series of related sales or transfers of the outstanding voting securities of the Corporate Taxpayer which results in a “person” or “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party beneficially owning outstanding voting securities of the Corporate Taxpayer representing greater than fifty percent (50%) of all of the outstanding voting securities of the Corporate Taxpayer. For the avoidance of doubt, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of transactions immediately following which the record holders of the Class A Common Stock and Class V Common Stock of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in and voting control over, and own the same number of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions, nor shall a “Change of Control” be deemed to have occurred by virtue of the exchange of OpCo units for shares of Class A Common Stock pursuant to their terms in existence on the date hereof.

“Class A Common Unit” has the meaning set forth in the Limited Liability Company Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Covered Taxes of any Taxable Year.

“Covered Taxes” means any and all U.S. federal, state or local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes that are based on or measured with respect to net income or profits, and any interest related to such tax.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points, but in no event less than 7%.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the Limited Liability Company Agreement and shall include a Direct Exchange (as defined in the Limited Liability Company Agreement), and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the Limited Liability Company Agreement.

“Exchange Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, analogous sections of state, local and foreign tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Exchange Date” means the date of any Exchange.

“Exchanging Partner” shall mean an “Exchanging Member” as defined in the Limited Liability Company Agreement.

“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability (provided that, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (B), attributable to the Corporate

Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination), but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules for such Taxable Year and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“ICC” has the meaning set forth in Section 7.9.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state, local and foreign tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source unanimously selected by the Corporate Taxpayer and the TRA Party Representative as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate unanimously determined by the Corporate Taxpayer and the TRA Party Representative at such time); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer and the TRA Party Representative have unanimously made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as unanimously selected from time to time by the Corporate Taxpayer and the TRA Party Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer, OpCo and the TRA Party Representative (which consent of the Corporate Taxpayer, OpCo and the TRA Party Representative shall not be unreasonably withheld, delayed, or conditioned), as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as unanimously determined by the Corporate Taxpayer and the TRA Party Representative.

“Limited Liability Company Agreement” means, with respect to OpCo, the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Market Value” shall mean, with respect to a Class A Common Unit (i) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (ii) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Class A Common Unit.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“OpCo” has the meaning set forth in the Preamble.

“Permitted Transferee” has the meaning set forth in the Limited Liability Company Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.

“Purchase Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of state, local and foreign tax laws, as a result of the Purchase and the payments made pursuant to this TRA Agreement in respect of such Purchase. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable tax, at the time of the Purchase or an Exchange, as relevant. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, for purposes of the applicable tax, by reference to the tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the Limited Liability Company Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stock Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Stock Value” means, on any date, (i) if the Buyer Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (ii) if the Buyer Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the Limited Liability Company Agreement) on such date of one (1) share of Buyer Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Covered Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Buyer Class A Common Stock is then listed, the Securities Act, or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” has the meaning set forth in the Preamble.

“TRA Party Representative” means, initially, Todd Schwartz, and thereafter, if Todd Schwartz voluntarily resigns in accordance with Section 7.13, such other Person that the TRA Parties determine from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this TRA Agreement determined as if all TRA Parties had fully Exchanged their Class A Common Units for shares of Buyer Class A Common Stock or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Transfer” has the meaning set forth in the Limited Liability Company Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Corporate Taxpayer will have taxable income sufficient to fully utilize the tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including deductions and other tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other tax items would become available, (ii) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the fifteen (15) year anniversary of the Early Termination Date, (iii) the U.S. federal, state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, (iv) except as described in clause (v) below, any non-amortizable, non-depreciable Reference Assets will be disposed of on the later of (A) the fifteenth (15th) anniversary of either the applicable Exchange (in the case of Exchange Basis Adjustments) or the Closing Date (in the case of Purchase Basis Adjustments), as applicable, or (B) the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), (v) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income tax purposes will never be disposed of, and (vi) if, on the Early Termination Date, there are Class A Common Units that have not been Exchanged, then each such Class A Common Unit shall be deemed Exchanged in a fully taxable transaction for the Market Value (as determined in accordance with clause (i) of the definition thereof) that would be applicable if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange, (ii) the Exchange Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of Exchanges effected by such TRA Party in such Taxable Year and prior Taxable Years, (iii) the Purchase Basis Adjustments Attributable to such TRA Party for the Taxable Year of the Closing, and (iv) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this TRA Agreement and the obtaining of any Advisory Firm Letter shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Covered Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state, local and foreign income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) (i) the payments made pursuant to this TRA Agreement in respect of the Purchase (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable TRA Parties for the Purchase at and after the Closing that has the effect of creating additional Purchase Basis Adjustments and (ii) the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable Exchanging Partner for such Exchange that has the effect of creating additional Exchange Basis Adjustments, in each case of (i) and (ii), to the Reference Assets in the Taxable Year of payment, (B) such additional Purchase Basis

Adjustments and Exchange Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, (y) indicate which Advisory Firm prepared the Schedule and will cause such Advisory Firm to prepare an Advisory Firm Letter with respect to such Schedule, and (z) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the Advisory Firm that prepared the applicable Schedule in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) prior to such date, gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date such waiver is given by the TRA Party Representative. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures,

(iv) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year (or, in the sole discretion of the Corporate Taxpayer, at an earlier date). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the Taxable Year in which the amendment actually occurs.

Section 2.4 Section 754 Election. In its capacity as the sole managing member of OpCo, the Corporate Taxpayer shall ensure that, for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer in writing or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate

Taxpayer to such TRA Party (including any portion of any Early Termination Payment). Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies the Corporate Taxpayer otherwise on or prior to the date of the Exchange, or specifies a different stated maximum selling price, including, in each case, in connection with its notice of its Exchange, the stated maximum selling price (within the meaning of Treasury Regulations section 15A.453-1(c)(2)) with respect to any Exchange by such TRA Party shall not exceed the sum of (1) fifty percent (50%) of the amount of the initial consideration received in connection with such Exchange (which initial consideration, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Buyer Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments) and (2) the amount of the initial consideration received in connection with such Exchange. The aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed the amount set forth in (1) of the preceding sentence .

(b) For purposes of this TRA Agreement:

(i) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto.

(ii) Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of ninety percent (90%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party.

(iii) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement. It is also intended that the provisions of this TRA Agreement will result in ninety percent (90%) of the Corporate Taxpayer’s Cumulative Net Realized Tax Benefits, and the

Interest Amounts thereon, being paid to the TRA Parties pursuant to this TRA Agreement. The provisions of this TRA Agreement shall be construed in the appropriate manner so that these fundamental results are achieved. For purposes of this TRA Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer do not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may, with the prior written consent of the Board and the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Class A Common Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective Early Termination Payment and payments described in the next sentence, if any, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this TRA Agreement, other than with respect to (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Party Representative shall have the option, by written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication:

(i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided, that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(c) Acceleration Upon Material Breach of TRA Agreement. In the event that the Corporate Taxpayer materially breaches any of its material obligations under this TRA Agreement, whether as a result of a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute), failure to honor any other material obligations under this TRA Agreement to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the TRA Party Representative following such failure, or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws then all obligations hereunder shall automatically accelerate (unless such acceleration is waived in writing by the TRA Party Representative, which waiver may be retroactive) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated pursuant to Section 4.1(a) as if an Early Termination Notice had been delivered on the date of the breach, (2) any Tax Benefit Payment that is due and payable but unpaid as of the date of the breach (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (1)) and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the breach (except to the extent that the amounts described in this clause (3) are included in the calculation of Early Termination Payments described in clause (1) (at the option of the Corporate Taxpayer) or are included in clause (2)). Notwithstanding the foregoing, in the event the Corporate Taxpayer breaches this TRA Agreement with respect to one or more TRA Parties, such TRA Parties shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this TRA Agreement for all purposes of this TRA Agreement, and that it will not be considered to be a material breach of a material obligation under this TRA Agreement to make a payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date. Notwithstanding anything in this TRA Agreement to the contrary, it shall not be a material breach of a material obligation of this TRA Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment within thirty (30) calendar days of the relevant Final Payment Date to the extent that the Corporate Taxpayer has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds despite using reasonable best efforts to obtain funds to make such payment (including by causing Subsidiaries to distribute or lend funds for such payment and access any sources of available credit to fund such payment); provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by, or payment obligations under, any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided, further, that such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a) above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date such waiver is given by the TRA Party Representative to the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after the receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule timely given in writing to the TRA Party Representative by a TRA Party.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment Attributable to such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated in writing by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Class A Common Units as of the Early Termination Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 or the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with this Section 5.1 or the terms of the Senior Obligations, as applicable, and Section 5.2 shall apply to such payment. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement shall be senior in priority in all respects to any tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create, or assume any Senior Obligations after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate commencing from the Final Payment Date therefor accruing to the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the due date for the applicable Tax Benefit Schedule until the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement, or the Limited Liability Company Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Covered Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Limited Liability Company Agreement or the Business Combination Agreement; provided, further, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to any Basis Adjustments or the deduction of Imputed Interest (in each case, that is reasonable expected to materially adversely affect the TRA Parties’ rights and obligations under this TRA Agreement) without the prior written consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective controlled Affiliates to report for all purposes, including U.S. federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties unless otherwise required by applicable law. The Corporate Taxpayer shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause OpCo and its other Subsidiaries, (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) to defend the tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest, or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Except where otherwise expressly provided in this TRA Agreement, the Corporate Taxpayer shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the TRA Party Representative, take any action that has the primary purpose of avoiding, reducing, or preventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this TRA Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Corporate Taxpayer, to:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, IL 60143

Attention: Larry G Swets, Jr.

Email: lswets@itascafinancial.com

with a copy, in any case, to:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Gary Silverman

        Elliott Smith

Email: gary.silverman@whitecase.com

  elliott.smith@whitecase.com

If to the TRA Party Representative, to:

Opportunity Financial, LLC

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email:

and

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz & David Vennettilli

Email:

with copies to: DLA Piper LLP (US) 200 S. Biscayne Boulevard, Suite 2500 Miami, FL 33131 Attention: Joshua M. Samek, Esq. Email: joshua.samek@dlapiper.com and
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, CA 94301 Attention: Thomas J. Ivey, Esq. Email: thomas.ivey@skadden.com

Section 7.2 Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email, or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This TRA Agreement (together with all Exhibits and Schedules to this TRA Agreement), the Business Combination Agreement (together with the Disclosure Letters and Exhibits thereto), the Limited Liability Company Agreement and the other Ancillary Agreements contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

Section 7.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5 Severability. If any provision of this TRA Agreement is determined to be invalid, illegal, or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the Board, except that, to the extent that a TRA Party Transfers Class A Common Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the Limited Liability Company Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the Board, to the Permitted Transferee of such Class A Common Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units. As a condition to any such assignment, each Transferee which is a Permitted Transferee or approved by the Board shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Class A Common Units in accordance with the terms of the Limited Liability Company Agreement but does not assign to the Transferee of such Class A Common Units its rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Class A Common Units by such Transferee), and (ii) the Transferee of such Class A Common Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned, or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void. Notwithstanding the foregoing, once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this TRA Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.12.

(b) No provision of this TRA Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected; provided, further, that amendment of the definition of Change of Control will also require the written approval of the TRA Party Representative and the TRA Disinterested Majority. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the TRA Parties who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange).

(c) Except as otherwise specifically provided herein, all of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, whether in a Change of Control or otherwise, to, by written agreement, expressly assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in U.S. dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.8 Waiver of Jury Trial; Jurisdiction.

(a) EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b) Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this TRA Agreement within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal of an Advisory Firm, and unless the Corporate Taxpayer and the TRA Party Representative each agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement or any Affiliate of any such parties or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Parties, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated (such sharing of costs described in (a) and (b), the “Reconciliation Cost Sharing Method”). The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction. Except as otherwise provided herein (such as with respect to the Reconciliation Cost Sharing Method) , in the event that any suit, claim, action or other proceeding is instituted under or in relation to this TRA Agreement, including without limitation to enforce any provision in this TRA Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this TRA Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo, or other applicable withholding agent with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) upon reasonable request and shall promptly provide an update of any such tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state, local or foreign tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the affiliated, consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated, consolidated combined or unitary group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of U.S. state, local or foreign tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Adjusted Tax Basis of the Referenced Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to a TRA Party), would be the same amount and timing as if such transfer described in the first sentence of Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement in good faith, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made public by the Corporate Taxpayer or any of its Affiliates or becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement or any other agreement) and (ii) the disclosure of information to the extent reasonably necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, or to prosecute or defend any material action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Affiliates and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c) In no event shall this Section 7.12 limit any obligation of any party under the Limited Liability Company Agreement, the Business Combination Agreement, or any other Ancillary Agreement.

Section 7.13 TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Parties shall promptly reimburse the TRA Party Representative for all reasonable costs and expenses incurred in connection with the TRA Party Representative performing its duties hereunder. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

CORPORATE TAXPAYER:

FG NEW AMERICA ACQUISITION CORP.

By:	/s/ Larry G. Swets, Jr.
Name:	Larry G. Swets, Jr.
Title:	Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

OPCO:

OPPORTUNITY FINANCIAL, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Title:	Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY REPRESENTATIVE:

/s/ Todd Schwartz
Name: Todd Schwartz

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

TODD SCHWARTZ CAPITAL GROUP LP

By:	TGS GP LLC, its General Partner

By:	/s/ Todd G. Schwartz
Name:	Todd G. Schwartz
Title:	Manager

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

DAV 513 Revocable Trust

By:	/s/ David A. Vennettilli
Name:	David A. Vennettilli
Title:	Trustee

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

JSK Management Holdings, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Title:	Member

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

LTHS Capital Group LP

By:	TCS Capital Management Group LLC

By:	/s/ Theodore G. Schwartz
Name:	Theodore G. Schwartz
Title:	Manager

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

MCS 2017 Trust FBO Tracy Ward

By:	/s/ Tracy D. Ward
Name:	Tracy D. Ward
Title:	Trustee

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

MCS 2017 Trust FBO Todd Schwartz

By:	/s/ Todd G. Schwartz
Name: Todd G. Schwartz
Title: Trustee

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

Ward Capital Group LP

By: TD Ward Capital Management LLC

By:	/s/ Tracy D. Ward
Name: Tracy D. Ward
Title: Manager

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

OppFi Management Holdings, LLC

By:	/s/ Jared Kaplan
Name: Jared Kaplan
Title: Chief Executive Officer

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

ACM OppLoans Warrants VII LLC

By:	/s/ David Aidi
Name: David Aidi
Title: Authorized Signatory

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

/s/ Bruce Hammersley
Bruce Hammersley

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

/s/ Ray Chay
Ray Chay

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

/s/ Jessica LaForte
Jessica LaForte

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

/s/ Inoh Choe
Inoh Choe

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

/s/ Jeremiah Kaye
Jeremiah Kaye

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

/s/ CJ Newton
CJ Newton

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Tax Receivable Agreement, made as of                 , is between                     (“Transferor”) and                 (“Transferee”).

WHEREAS, Transferor is a party to that certain Tax Receivable Agreement (the “Tax Receivable Agreement”), dated as of July 20, 2021, among OppFi, Inc., a Delaware corporation, (the “Corporate Taxpayer”), Opportunity Financial, LLC, a Delaware limited liability company (“OpCo”), each of the members of OpCo listed on Schedule 1 thereto (each such member, a “TRA Party” and together the “TRA Parties”), and Todd Schwartz, in his capacity as the TRA Party Representative (as defined in the Tax Receivable Agreement); and

WHEREAS, Transferee is required, at the time of and as a condition to the assignment by Transferor to Transferee of all or any portion of Transferor’s rights or obligations under the Tax Receivable Agreement, to become a party to the Tax Receivable Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Acquisition. Transferor hereby assigns to Transferee all of Transferor’s rights or obligations under the Tax Receivable Agreement.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Tax Receivable Agreement, (b) such Transferee accepts such assignment in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

Notice. Any notice, demand or other communication under the Tax Receivable Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

[Exhibit A to Tax Receivable Agreement]

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

By:
Name:
Title:

TRANSFEREE:
By:
Name:
Title:
Address for notices: